Exhibit 10.25

September 9, 1999

Mr. Marc Sherman
40D Long Beach Blvd.
Loveladies, NJ  08008

Dear Marc:

          Reference is made to the  Employment  Agreement,  dated June 17, 1999,
between   Intellesale.com,   Inc.  (the  "Company")  and  you  (the  "Employment
Agreement"). This letter is to confirm our agreement as follows:

1. If prior to January 1, 2000, an underwritten public offering of at least $30 million of common stock of the Company is consummated, then upon such event:

          (a) Section 6 of the Employment Agreement automatically shall be amended by deleting the amount "$400,000" and replacing it with the amount "$280,000."

          (b)  Exhibit  A,  Paragraph  A  automatically   shall  be  amended  by
               replacing it in its  entirety as follows:

                    "For each fiscal year, Employee's bonus (if any) shall be determined by the Compensation Committee of the Board of Directors, but shall be at least the Earnings Percentage multiplied by $125,000, plus the Revenue Percentage multiplied by $125,000. The "Earnings Percentage" shall mean
                    (i)  the  actual   consolidated   earnings  of  Company  and
                    subsidiaries before interest, taxes, depreciation and amortization, divided by (ii) the target for such number (as prepared by management and approved by the Board of Directors of the Company). The Revenue Percentage shall mean
                    (i) the actual gross revenue of the Company and its subsidiaries, divided by (ii) the target for such number (as prepared by management and approved by the Board of Directors of the Company). The computation of the bonus, if any, to which Employee is entitled shall be made by Company's chief financial officer in accordance with generally accepted accounting principles consistently applied. Any bonus to which Employee is entitled shall be paid as soon as practicable but in no event later than the 15th day of the second month after the end of the fiscal year for which the bonus was earned. In the event Employee's employment terminates prior to the end of the fiscal year, Employee or his personal representative shall be entitled to a pro rata portion of the bonus for such fiscal year unless

Mr. Marc Sherman                      -2-                      September 9, 1999


                    his employment was terminated pursuant to paragraph 11, in which event no bonus shall be payable. Employee's pro rata portion of his bonus shall be the same percentage of the bonus as the number of days for which he was employed for such fiscal year is of 365."

2. Section 10 of the Employment Agreement is hereby amended by replacing the date contained therein with the date January 1, 2001 and replacing the words "one year's" with the words "six months'".

         If the foregoing accurately reflects your understanding of the agreement between you and the Company, please sign this letter and the enclosed copy and return one of them to the Company whereupon the foregoing will constitute a binding agreement between the Company and you.

                                             Very truly yours,

                                             INTELLESALE.COM, INC.


                                             By: _______________________________
                                                 Name: Michael Krawitz
                                                 Title: Vice President




Agreed to and accepted as of
the date first above written:



-------------------------
Marc Sherman